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                                                                    EXHIBIT 5(b)

                   [LETTERHEAD OF POTTER ANDERSON & CORROON]



                                 July 24, 1995



Virginia Power Capital Trust I
One James River Plaza
Richmond, Virginia  23219


                          Virginia Power Capital Trust I
                      --------------------------------------

Gentlemen:


     We have acted as special Delaware counsel to Virginia Power Capital Trust, a Delaware business trust, (the Trust) in connection with the preparation of a Registration Statement on Form S-3 (the Registration Statement), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), for the registration under the Act of (1) 5,400,000 ___% Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by the Trust. The Trust Preferred Securities will be issued pursuant to an amended and restated trust agreement between the Virginia Electric and Power Company (Company) and the trustees of the Trust named therein (the Amended Trust Agreement).

     We are of the opinion that the Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) (the Delaware Act); all filings required under the laws of the State of Delaware with respect to the Trust have been made and the Trust has all necessary power and authority to own property and to conduct its business as described in the Registration Statement.

     We are also of the opinion that the Trust Preferred Securities have been duly authorized by the Trust Agreement and, when delivered against payment therefor, will be validly issued, fully paid and non-assessable and evidence beneficial interests in the assets of the Trust; the holders of the Trust Preferred Securities will, subject to the terms of the Trust Agreement, be entitled to the same limitation of personal liability under Delaware law as is extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; and the issuance of the Trust Preferred Securities is not subject to preemptive or other similar rights.

     The foregoing opinions are limited to the laws of the State of Delaware (other than the securities laws and blue sky laws of the State of Delaware) presently in effect, and we have not considered, and we express no opinion on, the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

     We hereby consent to the statements made in regard to our firm under the caption LEGAL MATTERS in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

                              Very truly yours,



                              POTTER ANDERSON & CORROON